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Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

1. Information Management Company, a company incorporated under the laws of Delaware

2. Independence Technologies Inc., a company incorporated under the laws of Delaware

3. USL Finance S.A., a company incorporated under the laws of France.